Exhibit 99.1

Raytheon Technologies
870 Winter Street
Waltham, MA 02451 USA

Media Contact
C: 202.384.2474

Investor Contact
C: 781.522.5123

Raytheon Technologies Appoints Barbara Borgonovi as Senior Vice President, Corporate Strategy & Development

WALTHAM, Mass. (March 16, 2022) ― Barbara Borgonovi has been named Raytheon Technologies’ (NYSE: RTX) senior vice president of Corporate Strategy & Development, effective April 1, 2022. Borgonovi will report to Chairman & Chief Executive Officer Gregory Hayes and serve as a member of the executive leadership team and will be responsible for developing corporate strategies that enhance profitability and performance, and for assessing merger and acquisition opportunities to drive overall company growth.

 “Barbara brings to this critical role two decades of leadership in our defense, intelligence and space businesses, combined with a career’s worth of expertise in engineering and program management,” said Hayes. “With a deep understanding of our portfolio’s core capabilities, Barbara is well positioned to further the strategic optimization and development of our business.”

Joining the corporate leadership team from Raytheon Intelligence & Space, Borgonovi is currently president of its Intelligence, Surveillance and Reconnaissance Systems unit. During her time with the company, she has previously served as vice president of the Integrated Communication Systems mission area, the lead Operations executive in the Space and Airborne Systems business, and as director of Program Operations for the Electronic Warfare Systems mission area.

Borgonovi takes on the new role at the same time Michael Dumais, as part of a planned transition, moves from Chief Transformation Officer to become an outside strategic advisor to Raytheon Technologies. Dumais, who joined the company in 1998, previously led strategy and development in conjunction with his responsibility as Chief Transformation Officer.

“I am incredibly grateful to Mike for his many contributions to our business and his key leadership role in shaping our industry. He has established the transformation roadmap that will drive performance and alignment across our enterprise well into the future,” continued Hayes. “Mike has been a trusted advisor to me and to our Board of Directors, ensuring that Raytheon Technologies will remain a leader in aerospace and defense.”

About Raytheon Technologies
Raytheon Technologies Corporation is an aerospace and defense company that provides advanced systems and services for commercial, military and government customers worldwide. With four industry-leading businesses ― Collins Aerospace Systems, Pratt & Whitney, Raytheon Intelligence & Space and Raytheon Missiles & Defense ― the company delivers solutions that push the boundaries in avionics, cybersecurity, directed energy, electric propulsion, hypersonics, and quantum physics. The company, formed in 2020 through the combination of Raytheon Company and the United Technologies Corporation aerospace businesses, is headquartered in Waltham, Massachusetts.